Exhibit 10.42

Verity, Inc.

KEY EMPLOYEE AGREEMENT

FOR

Anthony J. Bettencourt

This Key Employee Agreement (“Agreement”) by and between Anthony J. Bettencourt (“Executive”) and Verity, Inc., a Delaware corporation (the “Company”), is effective as of March 4, 2003 (the “Employment Date”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company as its President and Chief Executive Officer, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.	Position, Duties and Responsibilities.

The Company will employ Executive in the position of President and Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”), and will perform the duties customarily associated with his position and such other duties assigned by the Board. Executive agrees to exercise the highest degree of professionalism, utilize his expertise and creative talents, and devote all of his business time and attention (except for periods of vacation and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) in performing his duties as the Company’s President and Chief Executive Officer.

The Executive is serving at the discretion of the Board and the Board retains the discretion to modify Executive’s position and duties from time to time.

2.	Compensation and Employee Benefits.

Base Salary. As of the Employment Date, Executive’s annual base salary will be five hundred thousand dollars ($500,000), less standard payroll deductions and withholdings, paid according to the Company’s regular payroll schedule and procedures. Executive’s salary may be further adjusted from time to time at the sole discretion of the Board.

Annual Incentive Bonus. Subject to the achievement of milestones and/or other criteria as mutually agreed upon in writing between the Executive and Board on an annual basis, which achievement will be determined by the Board in its sole discretion, Executive will be eligible to earn an annual incentive bonus of one hundred seventy-five thousand dollars ($175,000), subject to standard payroll deductions and withholdings (the “Annual Incentive Bonus”). If Executive is not employed at the time any bonus is to be paid he will not have earned the bonus, and no partial or pro-rata bonus will be earned or paid.

Stock Option Grant. Pursuant to the Company’s 1996 Non-Statutory Stock Option Plan (the “Plan”), on March 4, 2003 the Company granted Executive a stock option to purchase three hundred thousand (300,000) shares of the Company’s common stock (the “Option”). The exercise price per share of the Option is equal to the closing price of the Company’s common stock on the Nasdaq National Market on March 4, 2003, which the Board determined to be the fair market value of the Company’s common stock on the date of the grant. Shares of the Option will vest over a two year period from the Employment Date, with vesting to occur in twenty-four (24) equal monthly installments until the Option is fully vested or Executive’s continuous service to the Company is terminated, whichever occurs first, and is subject to the Company’s standard change of control provisions, including full acceleration of vesting upon termination without cause following a change of control. The Option is subject to the terms and conditions of the Plan, any amendments thereto, and Executive’s corresponding written grant agreement entered into in connection therewith.

Employee Benefits. Executive shall be entitled to all benefits, including health and disability benefits, for which he is eligible under the terms and conditions of the standard Company benefits plans which may be in effect from time to time and provided by the Company to its senior executive level employees generally. Details about these benefits are set forth in the Company’s summary plan descriptions and other materials.

Indemnification. The Company and Executive hereby reaffirm and acknowledge the obligations and duties under their September 5, 1997 Indemnity Agreement, which is unaffected by this Agreement.

PTO Accrual. Executive will accrue paid time off according to the Company’s paid leave policies and practices, with such accrual to cease as of Executive’s last day of employment.

3.	At-Will Employment Relationship. Subject to the terms of this Agreement, either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

4.	Termination.

Termination for Death or Disability. Unless mutually agreed in writing, this Agreement and Executive’s employment relationship with the Company shall be terminated immediately in the event of his death or any illness, disability or other incapacity that results in his physical or mental inability to regularly perform his duties for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period. The determination of whether Executive is physically or mentally unable to regularly perform his duties shall be made in good faith by the Board. Executive’s inability to be physically present on the Company’s premises shall not constitute a presumption that he is unable to perform such duties. If his employment with the Company terminates due to the circumstances described in this Section 4(a), Executive shall be entitled to receive, in full discharge of all obligations of the Company to him, his unpaid base salary (if any), and his accrued and unused vacation time, as of the termination date, and such other benefits as expressly required by law or the terms of applicable benefit plans. Executive will not be entitled to receive the Severance Benefits (defined below) if his employment is terminated pursuant to this Section 4(a).

Severance Benefits For Termination Without Cause Or Resignation With Good Reason Following A Change In Control. Subject to Section 5 herein, if there is a Change in Control (defined below) and following the Change in Control (a) the Company terminates Executive’s employment without “Cause” (defined below) or (b) Executive resigns for Good Reason (defined below), Executive shall be eligible to receive the following as his sole severance benefits (collectively, the “Severance Benefits”): (i) he will continue to receive his annual base salary in effect as of the termination effective date, subject to standard payroll deductions and withholdings (the “Severance Payments”), on the Company’s standard payroll dates for the period from the termination effective date and continuing for twelve (12) months thereafter (the “Severance Period”); (ii) he will receive full payment of his Annual Incentive Bonus for the relevant year, subject to standard payroll deductions and withholdings, which will be paid at the same time as annual Company bonuses are paid out for the relevant year to other executive level employees; and (iii) if Executive timely elects to continue his Company-provided group health insurance coverage pursuant to federal COBRA law, through the last day of the Severance Period or until such time as Executive qualifies for comparable health insurance benefits through a new employer, whichever occurs first, the Company will reimburse him for the cost of his COBRA premiums to continue his health insurance coverage at the same level of coverage for him and his dependents (if applicable) in effect as of the termination date. As a condition of his receipt of all or any of the Severance Benefits, Executive shall: (i) prior to his receipt of any of the Severance Benefits, provide the Company with an effective general release of known and unknown claims, in the form attached as Exhibit A; and (ii) at any time during the Severance Period, respond fully to any Company inquiry regarding his post-termination employment, consulting and contracting activities.

Termination for Cause; Resignation. If (a) there is no Change in Control during Executive’s employment or (b) there is a Change in Control during Executive’s employment but after the Change in Control Executive’s employment ends due to his resignation without Good Reason or the Company terminating his employment for Cause, Executive will not receive any of the Severance Benefits; rather, Executive shall only be entitled to receive, in full discharge of all obligations of the Company to him, his unpaid base salary (if any), and his accrued and unused vacation time, as of the termination date.

Definition of Cause. For purposes of this Agreement, “Cause” will be defined to mean (i) Executive’s violation of any material provision of the Inventions Agreement (defined below); (ii) any act of theft or dishonesty; (iii) any immoral or illegal act which has a detrimental effect on the business or reputation of the Company or its affiliates; or (iv) any material failure to use reasonable efforts to perform tasks the Board reasonably requests of Executive after written notice and a reasonable opportunity to comply with such notice.

Definition of Change in Control. As used in this Agreement, a “Change in Control” shall mean an Ownership Change Event (defined below) or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (a) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (b) a merger or consolidation in which the Company is a party; (c) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (d) a liquidation or dissolution of the Company.

Definition of Good Reason Resignation. As used in this Agreement, a resignation for “Good Reason” is Executive’s resignation due to any of the following (without Executive’s express written consent): (i) a material reduction in Executive’s essential duties as President and Chief Executive Officer or a change in circumstances such that Executive no longer reports to the Board, provided, however, that Executive must first provide the Company with written notice of such reduction in duties or change in reporting relationship and sixty (60) days to cure; (ii) following an acquisition that constitutes a Change in Control, as defined in Section 4(e), Executive no longer being President and Chief Executive Officer of an independently run subsidiary of the acquiring entity and an officer of the acquiring entity; (iii) a reduction in Executive’s base salary by more than fifteen percent (15%), measured against his base salary in effect as of the Employment Date (except Good Reason shall not exist if such reduction is applied equally to all senior executives at the Company and the Board in good faith determines such reduction is necessary); (v) a relocation of his place of employment by more than fifty (50) miles; or (vi) an affirmative rejection of this Agreement by any successor, provided, however, that any attempt by a successor to renegotiate the terms of this Agreement shall not be considered Good Reason.

Parachute Payments. In the event that the severance, acceleration of stock options and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 28OG (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the “Code”) and (ii) but for this Section 4(g), would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the “Excise Tax”), then Executive’s benefits hereunder shall be either (a) provided to Executive in full, or (b) provided to Executive only as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4(g) shall be made in writing in good faith by the Company’s independent public accountants (the “Accountants”). In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 4(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4(g). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4(g).

5.	Early Termination of Severance Benefits.

Executive’s Forfeiture Actions. In the event that Executive takes any of the Forfeiture Actions, set forth below, during the Severance Period, Executive’s right to receive the Severance Payments shall cease immediately upon the date that the Forfeiture Action(s) first occurs (the “Forfeiture Date”) and the Company shall have no further obligation to provide the Severance Benefits to the Executive. For purposes of this Agreement, the following constitute “Forfeiture Actions” by Executive: (i) attempts, directly or indirectly, to recruit or otherwise induce or influence any person to leave employment or to terminate a consulting relationship with the Company; (ii) attempts to Solicit any Customer (defined below) of the Company; (iii) breach of his Inventions Agreement or material breach of any other written agreement (including this Agreement) with the Company; or (iv) directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engaging, participating or investing in any Competing Business (defined below). Notwithstanding the foregoing, Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(b)	Definitions. For purposes of this Agreement:

(i)	The term “Competing Business” shall mean: (A) a business which is competitive with any business that the Company or any of its affiliates conducts or proposes to conduct at any time during Executive’s employment; or (B) a business that the Company or any of its affiliates conducts or proposes to conduct at any time during the Severance Period, if Executive participated in the conduct of or planning for such business while he was employed by the Company;

(ii)	The term “Customer” shall mean any present or past customer, vendor, supplier or business partner of the Company or any prospective customer, vendor, supplier or business partner of the Company with whom Executive has had contact during his employment; and

(iii)	The term “Solicit” shall mean, directly or indirectly: (A) soliciting the business or patronage of any Customer for any person or entity other than the Company; (B) diverting, enticing, or otherwise taking away from the Company the business or patronage of any Customer, or attempting to do so; or (C) soliciting or inducing any Customer to terminate or reduce its relationship with the Company.

6.	Other Activities During Employment.

Except with the prior written consent of the Board, Executive will not during his employment undertake or engage in any other employment, occupation or business enterprise, other than ones in which he is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties under this Agreement.

Except as permitted by Section 6(c) below, during Executive’s employment he agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, or its business or prospects, financial or otherwise.

During the term of Executive’s employment by the Company except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that qualifies as a Competing Business; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any Competing Business, so long as his direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

7.	Company Policies. As a Company employee, Executive will be expected to abide by Company rules and policies.

8.	Inventions Agreement. Executive acknowledges his continuing obligations set forth in his Employee Inventions and Proprietary Rights Assignment Agreement (“Inventions Agreement”) between Executive and the Company dated August 19, 2003.

9.	Waiver. If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.	Headings. The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

11.	Amendment. This Agreement may not be amended or modified except by a written instrument signed by Executive and a duly authorized member of the Board.

12.	Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this

Agreement, and the Agreement should be enforced insofar as possible to achieve the intent of the parties.

13.	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California.

14.	Complete Agreement. This Agreement, including its exhibit, the Option written grant agreement and the Inventions Agreement, constitutes the complete, final and exclusive embodiment of Executive’s employment agreement with the Company. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, on any subject concerning the Company or concerning Executive’s employment with the Company other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written below.

VERITY, INC.

By:	/s/ GARY J. SBONA
Gary J. Sbona
Executive Chairman of the Board

Date: 8/22/03

Accepted and agreed this

25 day of Aug., 2003.

/s/ ANTHONY J. BETTENCOURT
Anthony J. Bettencourt

Date: 8-25-03

Exhibit A: Form of Release

Exhibit A

Form of Release

I understand that my employment with Verity, Inc. (the “Company”) terminated effective             ,              (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will pay me certain severance benefits (minus standard withholdings and deductions) pursuant to the terms of the Key Employee Agreement between myself and the Company, effective March 4, 2003 (the “Agreement”). I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein, I hereby agree to release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, affiliates, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the conclusion of that employment; claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Employee Retirement Income Security Act; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; misrepresentation; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I understand this Release will not be effective until the ADEA Effective Date, defined below. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (the “ADEA Effective Date”).

I accept and agree to the terms and conditions stated above:

Date	Anthony J. Bettencourt

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